Exhibit 99.1


             Insight Announces Third Quarter 2004 Results


    NEW YORK--(BUSINESS WIRE)--Oct. 29, 2004--Insight Communications Company (NASDAQ: ICCI) today announced financial results for the third quarter ended September 30, 2004.
    "We experienced solid customer growth this quarter to 1,330,300 distinct customer relationships," stated Michael S. Willner, president and chief executive officer of Insight Communications. "In addition, Revenue Generating Units expanded to 2,097,300, an 8% increase over Q3 2003. And, our high-speed Internet service reached the highest growth level in its history, posting 37,600 new customers, an increase in net additions of 30% over Q3 last year."

    Third Quarter Highlights

    Third quarter 2004 highlights for Insight Communications Company include:

        --  Revenue of $250.5 million, an increase of 10% over Q3 2003

        -- Operating cash flow (operating income before depreciation and amortization) of $105.1 million, an increase of 7% over Q3 2003

        --  Capital expenditures of $47.3 million

        -- Free cash flow (net cash provided by operating activities less capital expenditures) of $46.0 million

        -- Total Customer Relationships of 1,330,300 at quarter-end, a growth of 5,500 in the quarter

        -- As of September 30, 2004, 97% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network

        -- Total RGUs of 2,097,300 at quarter-end, a growth of 61,200 in the quarter, comprised of:

            -- High-speed Internet customer net gain of 37,600, an increase of 30% over Q3 2003 net additions. Total HSI customers at quarter-end were 311,500, a penetration of 13% of HSI homes passed.

            -- Basic customer net gain of 1,200, for a total of 1,283,600 customers at quarter-end.

            -- Digital customer net gain of 21,200, increasing digital customers to 439,400 at quarter-end, a penetration of 36% of the Company's Digital Universe.

            -- Telephone customer net additions of 1,200, bringing total telephone customers to 62,800 at quarter-end and penetration to 8% of marketable homes passed.



                                    1


    Three Months Ended September 30, 2004 Compared to Three Months Ended September 30, 2003
    The $22.1 million, or 10%, increase in revenue was primarily a result of gains in high-speed Internet revenues, which increased 40% over the prior year's quarter due to an increased customer base; increases in basic cable service revenue of 6% due to basic rate increases; and a 16% increase in digital video revenues also due to an increase in digital customers.

    Revenue by service offering was as follows (in thousands):



                            Revenue by Service Offering
                       -------------------------------------  --------
                        Three              Three
                        Months             Months
                         Ended              Ended
                       September  % of    September  % of     % Change
                          30,     Total      30,     Total      in
                         2004     Revenue   2003     Revenue   Revenue
                       --------- -------- --------- --------  --------
Basic                  $143,918     57.4% $135,829     59.5%      6.0%
Digital                  24,872      9.9%   21,391      9.4%     16.3%
High-speed Internet      33,955     13.5%   24,346     10.7%     39.5%
Premium / analog   pay-
 per-view                13,694      5.5%   13,776      6.0%     -0.6%
Telephone                 3,829      1.5%    3,232      1.4%     18.5%
Advertising              15,725      6.3%   14,550      6.4%      8.1%
Franchise fees            7,183      2.9%    6,928      3.0%      3.7%
Other                     7,340      3.0%    8,343      3.6%    -12.0%
                       --------- -------- --------- --------
Total                  $250,516    100.0% $228,395    100.0%      9.7%
                       ========= ======== ========= ========


    Revenue Generating Units ("RGUs"), which represent the sum of basic, digital, high-speed Internet and telephone customers, as of September 30, 2004 increased approximately 8% as compared to September 30, 2003. RGUs by category were as follows (in thousands):


                                     September 30,     September 30,
                                         2004              2003
                                  ------------------ -----------------
Basic                                       1,283.6           1,293.4
Digital                                       439.4             383.7
High-speed Internet                           311.5             208.5
Telephone                                      62.8              49.3
                                  ------------------ -----------------
   Total RGUs                               2,097.3           1,934.9
                                  ================== =================


    Average monthly revenue per basic customer was $65.08 for the three months ended September 30, 2004, compared to $58.81 for the three months ended September 30, 2003, primarily reflecting the continued growth of high-speed Internet and digital product offerings in all markets as well as basic rate increases.


                                2

    Programming and other operating costs increased $5.9 million, or 7%. Programming costs increased primarily as a result of increased programming rates and increased digital customers. Other operating costs increased primarily due to increased high-speed Internet service provider costs driven by the net addition of approximately 103,000 high-speed Internet customers since September 30, 2003. This increase in operating costs was partially offset by more favorable per customer charges under a new agreement with Insight's Internet service provider. In addition, other operating costs increased as a result of an increased volume of modems provided to customers under certain marketing campaigns. A favorable reversal of accrued property taxes also contributed to partially offsetting these increases.
    Selling, general and administrative expenses increased $9.7 million, or 20%, primarily due to increased marketing expenses required to support the continued rollout of high-speed Internet and digital products, and to maintain the core video customer base. Marketing support funds (recorded as a reduction to selling, general and administrative expenses) decreased over the prior year's quarter. A decrease in expenses previously allocated to Comcast in connection with the managed properties also contributed to the increase in selling, general and administrative expenses. As this agreement was terminated effective July 31, 2004, the period ending September 30, 2004, contains only one month of expense allocations versus three months recorded for the period ending September 30, 2003. While cost savings have been realized upon termination of the agreement, the impact of some of these savings is reflected in programming and other operating costs. In addition, payroll and related costs increased due to salary increases for existing employees and increases in health insurance costs.
    Depreciation and amortization expense increased $3.7 million, or 7%, primarily as a result of additional capital expenditures through September 30, 2004. These expenditures chiefly constituted network extensions, upgrades to headends and purchases of customer premise equipment, all of which Insight considers necessary in order to continue to grow its customer base and expand its service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since September 30, 2003.
    Operating cash flow (Non-GAAP measure) increased $6.6 million, or 7%, primarily due to increased high-speed Internet, basic, and digital revenue, and was partially offset by increases in programming and other operating costs, as well as selling, general and administrative costs.
    Interest expenses decreased $5.0 million, or 9%, primarily due to lower interest rates, which averaged 7% for the three months ended September 30, 2004 as compared to 8% for the three months ended September 30, 2003.


                                3

    Minority interest, equal to 50% of Insight Midwest's net income or loss attributable to common interests, decreased $8.2 million, or 84%, as a direct result of the decrease in net income recorded by Insight Midwest for the prior year quarter. This decrease is primarily due to the gain on settlement of a programming contract recorded during the three months ended September 30, 2003. This gain was partially offset by the loss from the extinguishment of the Coaxial debt.

    Liquidity and Capital Resources

    Cash provided by operations for the nine months ended September 30, 2004 and 2003 was $227.7 million and $171.3 million, respectively. The increase was primarily attributable to increased operating income and the timing of cash receipts and payments related to working capital accounts.
    Cash used in investing activities for the nine months ended September 30, 2004 and 2003 was $130.9 million and $169.7 million, respectively. The decrease was attributable to the swap of the Griffin, Ga. system for the New Albany, Ind. and Shelbyville, Ky. systems in the first quarter of 2003.
    Cash used in financing activities for the nine months ended September 30, 2004 and 2003 was $60.8 million and $22.4 million, respectively. During the nine months ended September 30, 2004,
Insight:

    -- made scheduled debt amortization payments related to the A and B Term Loan portions of its credit facility, which totaled $46.7 million;

    -- repaid $6.0 million of revolver borrowings that were outstanding as of March 31, 2004 and did not need to re-borrow due to increased operating cash flow; and

    -- repurchased $10.0 million (amount at maturity) of senior discount notes in order to capitalize on current market conditions and help lower outstanding debt.

    During the nine months ended September 30, 2003, Insight:

    -- borrowed $212.0 million under the Midwest Holdings credit facility to refinance the then outstanding obligations of Insight Ohio, including $195.9 million for the Coaxial notes and $22.0 million for the Insight Ohio credit facility; and

    -- made $11.6 million of scheduled preferred interest distribution payments, which ceased with the refinancing of debt of Insight Ohio, discussed below, during the third quarter of 2003.


                                4

    For the nine months ended September 30, 2004 and 2003 Insight spent $130.9 million and $131.1 million respectively in capital expenditures. These expenditures chiefly constituted network extensions, upgrades to headends and purchases of customer premise equipment, all of which Insight considers necessary in order to continue to grow its customer base and expand its service offerings.

    Recent Developments

    Acquisition of Telephone Business

    On July 2, 2004, Insight entered into an agreement with Comcast Cable to acquire its telephone business as relates to the markets served under their existing telephone joint operating agreement. Under the current agreement, Insight Midwest leases certain capacity on its local network to Comcast Cable for which it receives a fee, and Insight Midwest provides certain services and support for which it receives additional payments related to installations, marketing and billing. By acquiring ownership of the telephone business from Comcast Cable, Insight will gain operational and strategic control over the business. Comcast Cable has agreed to pay Insight, upon the closing of the transaction, an amount equal to $20.0 million, less the cumulative negative free cash flow incurred by Comcast Cable in operating this telephone business between June 1, 2004 and the closing. Additionally, as part of the agreement, Comcast Cable will provide to Insight certain fixed assets related to the telephone business. The transfer of ownership and operational control of Comcast Cable's telephone business to Insight will take place after a transition period and is subject to customary closing conditions, including regulatory approvals. The closing is expected to occur during the first half of 2005. At this time, Insight is unable to predict with certainty the actual closing date or the amount of cumulative negative free cash flow that will be incurred by Comcast Cable prior to the closing.

    Termination of Managed Systems Arrangement

    On March 17, 2000, Insight entered into a management agreement with an affiliate of Comcast to provide management services to cable television systems owned by Comcast. These systems served approximately 89,400 customers in the state of Indiana for which Insight received a fee equal to 5% of the gross revenues of the systems as well as reimbursement of expenses. Effective July 31, 2004, the management agreement was terminated by mutual agreement.

    Termination of Kentucky Advertising Sales Arrangement

    In October 1999, Insight entered into an agreement with an affiliate of Comcast Cable whereby the Comcast Cable affiliate performed all of Insight's Kentucky advertising sales and related administrative services. Effective September 26, 2004, this agreement was terminated by mutual agreement. Insight believes that the assumption of the advertising sales responsibilities in Kentucky offers it the opportunity to continue to grow this business and align the Kentucky operating strategy with its other markets.


                                5

    Use of Non-GAAP Measures

    This press release contains disclosure of operating cash flow, system cash flow and free cash flow, each of which is a financial measure that is not calculated nor presented in accordance with accounting principles generally accepted in the United States ("GAAP"). This release includes tabular reconciliation of operating income, Insight's most directly comparable financial measure calculated and presented in accordance with GAAP, to operating cash flow and system cash flow. This release also includes a reconciliation of net cash provided by operating activities, Insight's most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow.
    Insight defines operating cash flow as operating income or loss before depreciation and amortization. Insight defines free cash flow as net cash provided by operating activities less capital expenditures and distribution of preferred interests. Operating cash flow and free cash flow are useful to management in measuring the overall operational strength and performance of the company. A limitation of operating cash flow, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating the company's revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of operating cash flow is that it does not reflect income net of interest expense, which is a significant expense of the company because of the substantial debt it incurred to acquire cable television systems and finance the capital expenditures for the upgrade of the cable network. System cash flow is another non-GAAP financial measure, which Insight uses to evaluate the underlying operating performance of its cable systems. Insight defines system cash flow as operating cash flow excluding management fees payable by the company's operating subsidiaries to Insight Communications, and excluding the corporate overhead of Insight Communications. Such management fees are equal to 3% of system revenues and are eliminated in consolidation. System cash flow is subject to the same limitations as described above for operating cash flow.
    Despite the limitations of operating cash flow, system cash flow and free cash flow, management believes that the presentation of each financial measure is relevant and useful for investors because it allows investors to evaluate Insight's performance in a manner similar to the methods used by management. In addition, operating cash flow, system cash flow and free cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of liquidity, operating performance and leverage, although Insight's measures of operating cash flow, system cash flow and free cash flow may not be directly comparable to similar measures used by other companies.


                                6

    Operating cash flow, system cash flow and free cash flow should not be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flows as a measure of liquidity, as well as other measures of financial performance reported in accordance with GAAP.

    About Insight Communications

    Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed Internet and voice telephony in selected markets to its customers.

                        # # #

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include history and expectation of future net losses, competition, increasing programming costs, changes in laws and regulations, the substantial debt and the other risk factors described in Insight Communications' annual report on Form 10-K for the year ended December 31, 2003. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K.


                            7

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                      CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)

                                            September 30, December 30,
                                                2004          2003
                                            ------------ ------------
                                               unaudited
Assets
Cash and cash equivalents                         $96,130     $60,172
Investments                                         4,850       4,078
Trade accounts receivable, net of allowance
 for doubtful accounts of $1,049 and $1,123 as
 of September 30, 2004 and December 31, 2003       25,806      29,313
Launch funds receivable                             2,709       9,421
Prepaid expenses and other assets                  13,576      17,446
                                              ------------ -----------
 Total current assets                             143,071     120,430

Fixed assets, net                               1,173,916   1,216,304
Goodwill                                           72,430      72,430
Franchise costs, net of accumulated
 amortization of $359,229 as of September 30,
 2004 and December 31, 2003                     2,361,959   2,361,959
Deferred financing costs, net of accumulated
 amortization of $17,574 and $13,676 as of
 September 30, 2004 and December 31, 2003          29,210      33,288
Other non-current assets                            6,649       5,244
                                              ------------ -----------
 Total assets                                  $3,787,235  $3,809,655
                                              ============ ===========

Liabilities and stockholders' equity
Accounts payable                                  $23,271     $30,417
Accrued expenses and other liabilities             36,013      34,182
Accrued property taxes                             25,605      22,954
Accrued programming costs                          49,754      43,261
Deferred revenue                                   10,367      10,061
Interest payable                                   47,747      23,315
Debt - current portion                             78,188      62,250
                                              ------------ -----------
 Total current liabilities                        270,945     226,440

Deferred revenue                                    3,283       4,523
Debt                                            2,736,398   2,786,041
Other non-current liabilities                       1,864       5,742

Minority interest                                 232,377     229,790

Stockholders' equity:
Preferred stock; $.01 par value; 100,000,000
 shares authorized; no shares issued and
 outstanding as of September 30, 2004 and
 December 31, 2003                                      -           -
Common stock; $.01 par value:
 Class A - 300,000,000 shares authorized;
  50,893,106 and 50,685,317 shares issued and
  outstanding as of September 30, 2004 and
  December 31, 2003                                   509         507
 Class B - 100,000,000 shares authorized;
  8,879,468 shares issued and outstanding as
  of September 30, 2004 and December 31, 2003          88          88
Additional paid-in-capital                        817,034     816,600
Accumulated deficit                              (266,262)   (246,471)
Deferred stock compensation                        (9,495)    (13,582)
Accumulated other comprehensive income (loss)         494         (23)
                                              ------------ -----------
 Total stockholders' equity                       542,368     557,119
                                              ------------ -----------
 Total liabilities and stockholders' equity    $3,787,235  $3,809,655
                                              ============ ===========
Certain prior period amounts have been reclassified to conform to the current period presentation.


                                8


                 INSIGHT COMMUNICATIONS COMPANY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
               (in thousands, except per share amounts)
                               Three months ended   Nine months ended
                                 September 30,        September 30,
                              -------------------- -------------------
                                   2004      2003      2004      2003
                              ---------- --------- --------- ---------
                                         restated            restated
Revenue                        $250,516  $228,395  $739,910  $666,487

Operating costs and expenses:
 Programming and other
  operating costs                87,522    81,655   264,277   243,161
 Selling, general and
  administrative                 57,920    48,240   163,049   140,285
 Depreciation and amortization   60,360    56,667   180,381   171,936
                              ---------- --------- --------- ---------
Total operating costs and
 expenses                       205,802   186,562   607,707   555,382
                              ---------- --------- --------- ---------

Operating income                 44,714    41,833   132,203   111,105

Other income (expense):
 Gain on cable system exchange        -         -         -    26,992
 Interest expense               (49,228)  (54,291) (150,165) (156,307)
 Interest income                    174       296       423       778
 Other income (expense)             475    (1,134)   (1,701)      681
                              ---------- --------- --------- ---------
Total other expense, net        (48,579)  (55,129) (151,443) (127,856)

Loss before minority interest,
 investment activity,
 extinguishments of
 obligations, gain on contract
 settlement and income taxes     (3,865)  (13,296)  (19,240)  (16,751)
Minority interest expense        (1,597)   (9,792)     (877)   (7,778)
Loss from early
 extinguishments of debt              -   (10,879)        -   (10,879)
Loss on settlement of put
 obligation                           -   (11,979)        -   (11,979)
Gain on settlement of
 programming contract                 -    37,137         -    37,137
Impairment write-down of
 investments                          -         -         -    (1,500)
                              ---------- --------- --------- ---------

Loss before income taxes         (5,462)   (8,809)  (20,117)  (11,750)
Benefit (provision) for income
 taxes                               15       521       326     2,392
                              ---------- --------- --------- ---------

Net loss                         (5,447)   (8,288)  (19,791)   (9,358)
Accrual of preferred interests        -         -         -   (10,353)
                              ---------- --------- --------- ---------
Net loss applicable to common
 stockholders                   $(5,447)  $(8,288) $(19,791) $(19,711)
                              ========== ========= ========= =========

Basic and diluted loss per
 share attributable to common
 stockholders                     $(.09)    $(.14)    $(.33)    $(.33)
Basic and diluted weighted-
 average shares outstanding      59,758    59,393    59,711    59,332

2003 amounts have been restated due to an accounting change related to the tax impact of interest rate swaps. See Insight's 2003 Form 10-K for a complete discussion of those changes.


                                9


                 INSIGHT COMMUNICATIONS COMPANY, INC.
                         FINANCIAL INFORMATION
                              (unaudited)
                            (in thousands)
                                                   Three months ended
                                                     September 30,
                                                      2004       2003
                                                 ---------- ----------
   Revenues                                       $250,516   $228,395
   System Cash Flow                                111,617    104,774
   System Cash Flow Margin                            44.5%      45.9%
   Corporate Overhead                               (6,743)    (6,883)
   Management Fee Income                               200        609
   Operating Cash Flow                             105,074     98,500
   Operating Cash Flow Margin                         41.9%      43.1%
   Capital Expenditures                             47,308     47,022
   Total Debt                                    2,814,586  2,792,628

Reconciliation of Operating Income to
Operating Cash Flow & System Cash Flow
-------------------------------------------------
  Operating income                                 $44,714    $41,833
       Adjustment:
           Depreciation and amortization            60,360     56,667
                                                 ---------- ----------
  Operating Cash Flow                             $105,074    $98,500
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                         6,743      6,883
          Management Fee Income                       (200)      (609)
                                                 ---------- ----------
  System Cash Flow                                $111,617   $104,774
                                                 ========== ==========


                                                  Nine months ended
                                                     September 30,
                                                      2004       2003
                                                 ---------- ----------
   Revenues                                       $739,910   $666,487
   System Cash Flow                                331,191    298,827
   System Cash Flow Margin                            44.7%      44.8%
   Corporate Overhead                              (20,000)   (17,629)
   Management Fee Income                             1,393      1,843
   Operating Cash Flow                             312,584    283,041
   Operating Cash Flow Margin                         42.2%      42.5%
   Capital Expenditures                            130,895    131,133

Reconciliation of Operating Income to
Operating Cash Flow & System Cash Flow
-------------------------------------------------
  Operating income                                $132,203   $111,105
       Adjustment:
           Depreciation and amortization           180,381    171,936
                                                 ---------- ----------
  Operating Cash Flow                             $312,584   $283,041
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                        20,000     17,629
          Management Fee Income                     (1,393)    (1,843)
                                                 ---------- ----------
  System Cash Flow                                $331,191   $298,827
                                                 ========== ==========


                                10


                 INSIGHT COMMUNICATIONS COMPANY, INC.
                         OPERATING STATISTICS
                              (unaudited)
       (in thousands, except per customer and penetration data)
                                              Q3        Q2        Q3
                                             2004      2004      2003
                                         --------- --------- ---------

Customer Relationships                    1,330.3   1,324.8   1,323.4

Total Average Monthly Revenue per
 Customer                                  $65.08    $64.76    $58.81

Basic Cable
-----------------------------------------
  Homes Passed                            2,364.1   2,349.7   2,313.5
  Basic Cable Customers                   1,283.6   1,282.4   1,293.4
  Basic Cable Penetration                    54.3%     54.6%     55.9%

   Cable Revenue                         $143,918  $145,446  $135,829
   Average Monthly Cable Revenue per
    Customer                               $37.39    $37.58    $34.97

High-Speed Internet ("HSI")
-----------------------------------------
  HSI Homes Passed                        2,307.5   2,284.8   2,222.3
  HSI Customers                             311.5     273.9     208.5
  HSI Penetration                            13.5%     12.0%      9.4%

  HSI Revenue                             $33,955   $31,095   $24,346
  Average Monthly HSI Revenue per
   Customer                                 $8.82     $8.03     $6.27
  Average Monthly HSI Revenue per HSI
   Customer                                $38.67    $38.97    $41.84

Digital Cable
-----------------------------------------
  Digital Universe                        1,234.1   1,231.3   1,243.3
  Digital Customers                         439.4     418.2     383.7
  Digital Cable Penetration                  35.6%     34.0%     30.9%

  Digital Revenue                         $24,872   $24,679   $21,391
  Average Monthly Digital Revenue per
   Customer                                 $6.46     $6.38     $5.51
  Average Monthly Digital Revenue per
   Digital Customer                        $19.33    $19.67    $19.17

Telephone
-----------------------------------------
  Telephone Universe (marketable homes)     740.7     732.7     641.2
  Telephone Customers                        62.8      61.6      49.3
  Telephone Penetration (to marketable
   homes)                                     8.5%      8.4%      7.7%

  Telephone Revenue                        $3,829    $3,802    $3,232
  Average Monthly Telephone Revenue per
   Customer                                  $.99      $.98      $.83

Advertising Revenue
-----------------------------------------
  Advertising Revenue                     $15,725   $16,883   $14,550
  Average Monthly Advertising Revenue per
   Customer                                 $4.09     $4.36     $3.75

Other Revenue
-----------------------------------------
  Other Revenue                           $28,217   $28,733   $29,047
  Average Monthly Other Revenue per
   Customer                                 $7.33     $7.43     $7.48



Note:  All "per Customer" figures reflect revenue per Basic Cable
Customer.


                                11


                 INSIGHT COMMUNICATIONS COMPANY, INC.
                  NCTA STANDARD REPORTING CATEGORIES
                         CAPITAL EXPENDITURES
                              (unaudited)
                            (in thousands)

                                   -----------------------------------
                                   Q3 2004  YTD Q3   2004 FY  2003 FY
Insight Consolidated                Actual  Actual  Guidance  Actual
----------------------------------------------------------------------
   Customer Premise Equipment      $27,135  $74,098 $104,700  $99,347
   Scaleable Infrastructure          3,038   10,382   16,051   14,707
   Line Extensions                   6,382   18,135   27,357   23,299
   Upgrade/Rebuild                   3,027   11,562   16,918   33,692
   Support Capital                   7,726   16,718   19,974   25,613
                                   -----------------------------------
Total Insight Consolidated         $47,308 $130,895 $185,000 $196,658
                                   -----------------------------------


                 INSIGHT COMMUNICATIONS COMPANY, INC.
                      RECONCILIATION OF OPERATING
                       INCOME TO FREE CASH FLOW
                              (unaudited)
                            (in thousands)

                                 Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
                                 ----------------- -------------------
                                    2004     2003      2004      2003
                                 -------- -------- --------- ---------
Operating income                 $44,714  $41,833  $132,203  $111,105
   Depreciation and amortization  60,360   56,667   180,381   171,936
                                 -------- -------- --------- ---------
Operating Cash Flow              105,074   98,500   312,584   283,041

   Changes in working capital
    accounts (1)                   4,083   (7,135)   13,470    (3,109)
   Cash paid for interest        (15,778) (24,516)  (98,093) (108,175)
   Cash paid for taxes               (46)      (2)     (242)     (425)
                                 -------- -------- --------- ---------
Net cash provided by operating
 activities                       93,333   66,847   227,719   171,332

   Capital expenditures          (47,308) (47,022) (130,895) (131,133)
   Distribution of preferred
    interests                          -        -         -   (11,554)
                                 -------- -------- --------- ---------
Free cash flow                   $46,025  $19,825   $96,824   $28,645
                                 ======== ======== ========= =========

(1) Changes in working capital accounts is based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.


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    CONTACT: Insight Communications
             John Abbot, 917-286-2300